Infrastructure and Energy Alternatives, Inc. Announces
Transaction Agreement to Simplify Capital Structure

INDIANAPOLIS, IN – July 28, 2021 – Infrastructure and Energy Alternatives, Inc. (NASDAQ: IEA) (“IEA” or the “Company”), today announced that it has entered into a transaction agreement (the “Transaction Agreement”) with Ares Special Situations Fund IV, L.P. (“ASSF”) and ASOF Holdings I, L.P. (“ASOF” and, together with ASSF, the “Ares Parties”) funds managed by Ares Management LLC (“Ares”).

The Ares Parties own 17,482.5 shares of the Company’s Series A Preferred Stock, 50,000 shares of the Company’s Series B-1 Preferred Stock, 50,000 shares of the Company’s Series B-2 Preferred Stock, 199,123.87 shares of the Company’s Series B-3 Preferred Stock (collectively, the “Series B Preferred Stock”), warrants to purchase 5,996,310 shares of the Company’s common stock and certain anti-dilution rights to acquire additional warrants for common stock.

Pursuant to the Transaction Agreement, the Ares Parties will convert all of their Series A Preferred Stock into approximately 2.1 million shares of common stock, exercise their warrants for approximately 6.0 million shares of common stock at an exercise price of $0.0001 per share, and receive approximately 0.5 million shares of common stock from their anti-dilution rights that will be triggered upon conversion of the Series A Preferred Stock. Subject to the terms and conditions of the Transaction Agreement and successful closing of certain related transactions described in the agreement, the Company will repurchase and redeem all of the outstanding Series B Preferred Stock.

Subject to the completion of certain related transactions, the Company expects to enter into a stockholders’ agreement (the “Stockholders’ Agreement”) with the Ares Parties in connection with the Transaction Agreement, which will govern certain board matters including the Ares Parties’ designation of up to two members of our board depending upon their ownership. Additionally, and also depending upon the Ares Parties’ level of ownership, certain restrictions could apply, including restrictions on transferring common stock, pre-funded warrants and common stock underlying pre-funded warrants acquired in connection with the Transaction Agreement, restricted activities and voting provisions (in each case subject to exceptions). We also expect to enter into a registration rights agreement amendment (the “RRA Amendment”) with the Ares Parties obligating us to register for resale all of the shares of common stock, pre-funded warrants, and shares of common stock into which the pre-funded warrants would be exercisable acquired by the Ares Parties in connection with the Transaction Agreement.

We are filing a Current Report on Form 8-K with the Securities and Exchange Commission today that includes a more detailed description of the Transaction Agreement, Stockholders’ Agreement and RRA Amendment, as well as the transactions contemplated in connection with these agreements. Investors should read the Current Report on Form 8-K and the full text of the Transaction Agreement filed as an exhibit to the Current Report on Form 8-K for a complete understanding of the Transaction Agreement, Stockholders’ Agreement and RRA Amendment.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. This press release shall not constitute a notice of redemption for the Series B Preferred Stock.

About IEA

Infrastructure and Energy Alternatives, Inc. is a leading infrastructure construction company with renewable energy and specialty civil expertise. Headquartered in Indianapolis, Indiana, with operations throughout the country, IEA’s service offering spans the entire construction process. IEA offers a full spectrum of delivery models including full engineering, procurement, and construction, turnkey, design-build, balance of plant, and subcontracting services. IEA is one of the larger providers in the renewable energy industry and has completed more than 240 utility scale wind and solar projects across North America. In the heavy-civil space, IEA offers a number of specialty services including environmental remediation, industrial maintenance, specialty transportation infrastructure and other site development for public and private projects. For more information, please visit IEA’s website at www.iea.net or follow IEA on Facebook, LinkedIn and Twitter for the latest IEA news and events.

Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipate,” “expect,” “could,” “may,” “intend,” “plan” and “believe,” among others, generally identify forward-looking statements. These forward-looking statements may include, but are not limited to, statements regarding the Transaction Agreement, transactions under the Transaction Agreement, and the expected benefits of the Transaction Agreement. These forward-looking statements are based on currently available operating, financial, economic and other information, and are subject to a number of risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. A variety of factors, many of which are beyond our control, could cause actual future results or events to differ materially from those projected in the forward-looking statements in this release. For a full description of the risks and uncertainties which could cause actual results to differ from our forward-looking statements, please refer to IEA’s periodic filings with the SEC including those described as “Risk Factors” in IEA’s annual report on Form 10-K filed on March 8, 2021 and any quarterly reports on Form 10-Q filed thereafter. IEA does not undertake any obligation to update forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts:

Peter J. Moerbeek Kimberly Esterkin
Chief Financial Officer ADDO Investor Relations
Pete.Moerbeek@iea.net iea@addo.com
765-828-2568 310-829-5400